Exhibit 99.1

For Immediate Release

Premium Standard Farms, Inc.
Contact: Charlie Arnot
(816)472-7675

PSF Group Holdings, Inc. Announces Results for 2nd Quarter

KANSAS CITY, MO, November 11, 2003 – PSF Group Holdings, Inc., the parent company of Premium Standard Farms, Inc., today reported results for its fiscal year 2004 second quarter ended September 27, 2003. The company reported net income of $1.4 million in the second quarter of fiscal 2004 compared to a net loss of $10.5 million in the same period last year.

     “Our performance this quarter reflected a continuation of better market conditions experienced this year versus last year, and improved operational performance. The industry has been burdened with higher than expected hog production; however, product sales and processing plant performance were stronger than the previous quarter and fiscal year,” said John Meyer, Chief Executive Officer.

     Net loss in the first six months of fiscal 2004 was $0.3 million compared with a net loss of $14.8 million in the same period for last year.

     Net sales for the quarter totaled $178.3 million, up 22.4% from $145.7 million in the comparable period last year. Sales for the first six months of fiscal 2004 were $349.4 million, compared to $294.8 million last year, an increase of 18.5%. Sales for both periods were up due to higher product prices and an increase in volume.

     Premium Standard Farms, Inc., a wholly-owned subsidiary of PSF Group Holdings, Inc., is a leading vertically integrated provider of pork products to the wholesale and retail, food service, and institutional markets in the United States and export customers in more than 20 countries. Premium Standard Farms, Inc. is the nation’s second largest pork producer and sixth largest pork processor, with approximately 4,000 employees working at farms and processing facilities in Missouri, North Carolina, and Texas.

     This news release may contain “forward-looking statements” within the meaning of the federal securities laws. Naturally, all forward-looking statements involve risk and uncertainty and actual results or events could be materially different. Although we believe that our expectations are based on reasonable assumptions, we can give no assurance that our goals will be achieved. Important factors that could cause actual results to differ include: economic conditions generally and in our principal markets; competitive practices and consolidation in the pork production and processing industries; the impact of current and future laws, government regulations and fiscal policies affecting our industry and operations, including environmental laws and regulations, trade embargoes and tariffs; domestic and international transportation disruptions; food safety; the availability of additional capital to fund future commitments and expansion and the cost and terms of financing; outbreaks of disease in our herds; feed ingredient costs; fluctuations in live hog and wholesale pork prices; customer demands and preferences; and the occurrence of natural disasters and other occurrences beyond our control. In light of these risks, uncertainties and assumptions, the forward-looking events discussed might not occur.

     A copy of the Company’s Form 10-Q for the second quarter of fiscal 2004 will be available on the internet at www.psfarms.com.

PSF Group Holdings, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
13 and 26 weeks ended September 27, 2003 and September 28, 2002
(in 000’s)
(Unaudited)

	13 Weeks Ended		26 Weeks Ended

	September 27,	September 28,	September 27,	September 28,
	2003	2002	2003	2002

Net sales	$178,310	$145,735	$349,442	$294,784
Cost of goods sold	165,678	153,276	329,278	299,425

Gross profit	12,632	(7,541)	20,164	(4,641)

Selling, general and administrative expenses	3,984	4,024	8,226	8,973
Other income	(31)	(119)	(281)	(746)

Operating income (loss)	8,679	(11,446)	12,219	(12,868)

Interest expense (income):
Interest expense	6,387	5,780	12,805	11,390
Interest income	(27)	(54)	(56)	(91)

Interest expense, net	6,360	5,726	12,749	11,299

Income (loss) before income taxes	2,319	(17,172)	(530)	(24,167)

Income tax expense (benefit)	902	(6,680)	(206)	(9,401)

Net income (loss)	$1,417	$(10,492)	$(324)	$(14,766)

Unrealized gain (loss) on interest rate swap, net of tax	93	(312)	169	(765)

Comprehensive income (loss)	$1,510	$(10,804)	$(155)	$(15,531)